Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-196585 of our report dated April 15, 2014 relating to the consolidated financial statements of USF Holding Corp. and subsidiaries as of December 28, 2013 and December 29, 2012 and for each of the three fiscal years in the period ended December 28, 2013 appearing in the consent solicitation statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such consent solicitation statement/prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

August 7, 2014